Exhibit 3

        INVESTOR RELATIONS DEPARTMENT



                              SADIA S.A.
                              Rua Fortunato Ferraz, 659 - 2(degree)andar
                              05093-901 - Sao Paulo - SP - Brasil
                              Tel.  55 11 3469-3465
                              Fax   55 11 3649-17854



Sao Paulo-SO, July 23, 2002


TO THE
NEW YORK STOCK EXCHANGE




Dear Sirs,


We announce that, during the monthly meeting of Sadia's Board held today, has Mr. ROBERTO FALDINI was elected as a new member, in replacement of Mr. GIANNI GRISENDI, who has resigned today. The new member's mandate extends up to the next General Shareholders' Ordinary Meeting.

Sincerely Yours,







                            LUIS GONZAGA MURAT JUNIOR
                             CHIEF FINANCIAL OFFICER
                                   SADIA S.A.